Exhibit 99.2

Gilla Launches Charlie’s Club

Miami, Florida – August 20, 2014 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce the launch of Charliesclub.com (“Charlie’s Club”), a subscription-based, members-only electronic cigarette (“e-cigarette”) service featuring free hardware, no contracts and monthly delivery of the highest quality e-cigarettes.

“We’re very excited about Charlie’s Club,” said Graham Simmonds, CEO of Gilla, Inc. “Easy and regular home delivery just makes sense for some products, and the success of subscription services like Dollarshaveclub.com support that. Plus, making someone buy hardware and accessories when recurring refill sales are the goal doesn’t make sense. Charlie’s Club is about convenience, affordability and quality, all in one membership package.”

Similar to a razor blade and mobile phone business model, Charlie’s Club provides Club Members with a membership package with a retail value upwards of $100 when they join, which includes two premium rechargeable e-cigarette batteries, two USB chargers and one wall charger. You’ll never have to buy another e-cigarette battery while you’re a member. However, Charlie’s Club does not require members to sign a contract or comply with minimum terms. Members only have to sign up for one of three membership packages based on their consumption preferences and they receive free hardware for their monthly refills.

About Charlie’s Club
Charlie’s Club was created with tobacco smokers in mind. It is the first e-cigarette online subscription service to provide free hardware and accessories to its members. Similar to the popular razor blade and mobile phone business models, Charlie’s Club subsidizes the costs of the hardware for its members, with no contracts or minimum terms. Members choose one of the three flexible membership packages delivering monthly refills based on a member’s consumption preferences:

o	Silver (15 cartridges/month) + shipping = $34.99/month
o	Gold (25 cartridges/month) – free shipping = $49.99/month
o	Platinum (50 cartridges/month) – free shipping = $69.99/month

Charlie’s Club also has a dynamic Affiliate Program, offering industry-leading incentives and compensation in return for advertising and lead generation. Affiliates have access to free professional marketing materials, including banners, videos, text links, coupons and more, along with monthly payment generation and sub-affiliate tracking.

Who is Charlie and why did he create this excellent e-cigarette club? Charlie’s identity has been intentionally hidden for his protection. Join the club to learn more.

For more information visit: www.charliesclub.com

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. Gilla provides white-label solutions to its clients including branding, marketing and sales support. Gilla’s flagship brand is Charlie’s Club, an online e-cigarette subscription service. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc